Exhibit 99.2

NON-GAAP FINANCIAL MEASURES

Earnings before interest expense, depreciation and amortization, or “EBIDA,” is a “non-GAAP financial measure” as defined under the rules of the SEC, intended as a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles, or “GAAP.”

We believe that EBIDA, when viewed with the Company’s GAAP results and the accompanying reconciliation, provides useful information about our operating performance and period-over-period growth, as well as information that is useful for evaluating the operating performance of our core business without regard to potential disruptions. Additionally, we believe that EBIDA is frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBIDA when reporting their results. However, EBIDA should not be considered as an alternative to income from continuing operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flows from operating activities or any other liquidity measure derived in accordance with GAAP. Our presentation of EBIDA should not be construed to imply that our future results will be unaffected by unusual or nonrecurring items.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in millions)	2011	2010	2011	2010
EBIDA:
Net income as reported	$10.9	$22.0	$40.8	$48.9
Interest expense, net	9.7	4.2	19.2	7.1
Depreciation and amortization	3.5	2.3	6.4	4.6

EBIDA	$24.1	$28.5	$66.4	$60.6